Sub-Item 77D

Effective January 30, 2015, the JPMorgan Global Equity Income Fund changed its name to JPMorgan International Equity Income Fund, investment strategies and benchmark, as set forth in a filing made under Rule 497 of the Securities Act of 1933 with the Securities and Exchange Commission on November 21, 2014.